Exhibit 99.1

The Wilber Corporation Announces

 Third Quarter 2010 Results and

Company reports strong earnings increase over the prior quarter

Oneonta, New York, October 29, 2010 – The Wilber Corporation (NYSE Amex: GIW) (“Company”), parent company of Wilber National Bank (“Bank”), today reported net income of $2.386 million and basic and diluted earnings per share of $0.22 for the three-month period ended September 30, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the three-month period ended September 30, 2009 were $2.734 million and $0.26, respectively.  The Company's return on average assets and return on average equity for the third quarter of 2010 were 1.04% and 12.17%, respectively, as compared to 1.15% and 15.59% for the same period in 2009.  This decrease was largely driven by a decrease in net interest income as average earning assets for the third quarter of 2010 were $869.127 million, 4.0% less than the comparable prior year period.  The Company recorded $750 thousand in the provision for loan losses for the quarter, a $180 thousand or 31.6% increase over the comparable prior year period.  The level of nonperforming loans was $23.736 million at September 30, 2010 as compared to $22.429 million at June 30, 2010 and $12.108 million at September 30, 2009.

Alfred S. Whittet, President and CEO said, “Our third quarter earnings results of $2.386 million were the strongest this year as compared to our first and second quarter earnings of 2010 of $1.764 million and $1.115 million, respectively.  While the economic climate has presented loan quality challenges to us, our investment securities portfolio continues to be of high quality with no other-than-temporary impairment.  Our earnings continue to add to our already well capitalized status and have allowed us to readily address these problem loan situations.”

Net interest income for the three-month period ended September 30, 2010 was $7.589 million as compared to $8.595 million for the three-month period ended September 30, 2009, a $1.006 million or 11.7% decrease.  The decrease in net interest income was driven by a decline in earning assets and a significant increase in nonaccrual loans between comparable periods. In addition, a larger amount of earning assets was invested in the lower yielding  investment securities portfolio where average yields were 3.52% for the quarter.

Noninterest income for the three-month period ended September 30, 2010 of $3.376 million, a $779 thousand or 30.0% increase over the comparable 2009 period, was driven primarily by net investment securities gains. Continued low market interest rates and strong market prices within our available-for-sale securities portfolio permitted the Company to realize these gains.  For the quarter, net investment securities gains were $1.944 million, as compared to $1.172 million for the third quarter of 2009, an increase of $772 thousand or 65.9%.  Trust fees were $433 thousand for the third quarter of 2010 as compared to $353 thousand in the comparable 2009 quarter, an increase of $80 thousand or 22.7% due to improving equity market conditions and an increase in new accounts. This increase was partially offset by a decrease in service charges on deposit accounts where the Company reported $441 thousand in fees for the third quarter of 2010 as compared to $495 thousand for the same period in 2009, a decrease of $54 thousand or 10.9%.

Noninterest expense for the third quarter of 2010 was $6.826 million as compared to $7.049 million for the third quarter of 2009, a $223 thousand or 3.2% decline.  Personnel expenses were $3.776 million for the quarter, $568 thousand less than the comparable prior year period.  Loan collection expenses, net, declined by $160 thousand between comparable year over year quarters as loan payoffs generated reimbursements of prior period collection costs.  These decreases were offset by increased legal and professional fees of $305 thousand and an increase in the FDIC assessment of $137 thousand, between comparable year over year quarters.

The Company reported net income of $5.265 million and basic and diluted earnings per share of $0.49 for the nine-month period ended September 30, 2010.  By comparison, the Company's net income and basic and diluted earnings per share for the nine-month period ended September 30, 2009 were $5.400 million and $0.51, respectively.  This decrease of 2.5% in net income and 3.9% in basic and diluted earnings per share was principally due to an increase in a higher effective tax rate due to a lower proportion of income from tax exempt sources.

For the nine-month period ended September 30, 2010, the Company recorded $23.571 million in net interest income, a $255 thousand or 1.1% decrease over the comparable 2009 period.  This decline was driven by a 2.3% decrease in average earning assets to $881.915 million.  Tax equivalent net interest margin for both nine-month periods of 2009 and 2010 was 3.69%.

Noninterest income for the nine-month period ended September 30, 2010 was $7.810 million, as compared to $6.655 million for the same period in 2009.  This increase of $1.155 million or 17.4% was primarily due to a $1.069 million increase in net investment securities gains and a $237 thousand increase in trust fees.  This improvement was completely offset by an increase of $705 thousand in the provision for loan losses and a $166 thousand increase in noninterest expense, between comparable nine-month periods.  The increase in provision for loan losses was required due to the worsening levels of asset quality and the currently strained economic environment.  The increase in noninterest expense was driven by an increase in legal and professional fees as the Company addressed the problem loan environment, and an increase in FDIC assessment expenses.  Offsetting these increases was a reduction in personnel expenses of $571 thousand between comparable nine-month periods.

For the nine-month period ended September 30, 2010, the Company recorded $3.425 million in provision for loan losses as compared to $2.720 million for the comparable prior year period, a 25.9% increase.  The allowance for loan losses of $10.056 million on September 30, 2010 represents a 9.8% increase over the $9.162 million on September 30, 2009.

The credit quality of our loan portfolio weakened during the first six months of 2010 but did not materially worsen during the third quarter of 2010.  Nonperforming loans, which include nonaccrual loans, loans 90 days or more past due and still accruing interest, and troubled debt restructured loans, were $23.736 million at September 30, 2010 as compared to $22.429 million at June 30, 2010 and $12.880 million at December 31, 2009.  “Over half of our nonperforming loans at the end of the third quarter were not past due on their contractual obligations, but were placed in nonaccrual due to either financial weakness exhibited by the borrower or late payments to the taxing agencies,” added Mr. Whittet.  Potential problem loans, those loans performing but classified as “substandard” by the Bank’s loan rating system, were significantly reduced through the quarter as the Company reported potential problem loans of $11.098 million at September 30, 2010 as compared to $17.362 million at June 30, 2010 and $24.866 million at December 31, 2009.

The Company recorded $740 thousand in net loan charge-offs during the third quarter of 2010.  This represents annualized net charge-offs of 0.53% based on average loans outstanding during the third quarter of 2010.  By comparison, during the third quarter of 2009, the Company recorded $247 thousand in net loan charge-offs, representing an annualized net charge off rate of 0.16%.  The increase of $493 thousand between comparable periods was principally due to the partial charge-off of one large commercial real estate borrower.   Net loan charge-offs for the nine-month period ended September 30, 2010 were $1.991 million as compared to $1.122 million for the same prior year period, an $869 thousand or 77.5% increase.

The Bank’s Tier 1 leverage ratio was 8.19% and its total risk-based capital ratio was 14.31% at the end of the third quarter, both of which exceeded the regulatory thresholds required to be classified as a well capitalized institution, which is 5.0% and 10.0%, respectively.

In related news, on October 25, 2010, the Company announced it has entered into a material definitive merger agreement with Community Bank System, Inc. (“Community”) (NYSE: CBU).  Under the terms of the agreement, Community will acquire the Company for approximately $101.8 million in stock and cash, and the Company will merge with and into Community, with Community being the surviving corporation (the “Merger”).  Immediately following the Merger, Wilber National Bank, will be merged with and into Community’s subsidiary bank, Community Bank, N.A. (“Community Bank”) and Community Bank will continue as the surviving bank.  More information can be found in the About Us / The Wilber Corporation / SEC Filings section of our website at www.wilberbank.com.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, and through its Bank subsidiary serves the financial needs of the communities of central and upstate New York.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the NYSE Amex (formerly the American Stock Exchange).

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 22 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, Onondaga, Saratoga, and Broome Counties and a loan production office located in Saratoga County.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank’s residential mortgage division, Provantage Home Loans, is a HUD endorsed lender that provides a wide variety of residential mortgage products, including government FHA loans, that fit the needs of most consumers.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds and mutual funds through the third party broker-dealer firm INVeST®. The Bank currently has 274 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

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NOTE:  This release may contain certain statements that are historical facts or that concern the Company’s future operations or economic performance and that are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors such as changing economic and competitive conditions and other risks and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

Contact:                  Joseph E. Sutaris
Executive Vice President and CFO
(607) 433-4184

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited		As of and for the three		As of and for the nine
		months ended September 30,		months ended September 30,
Condensed Income Statement		2010	2009 ³	2010	2009 ³
Net interest income		$ 7,589	$ 8,595	$ 23,571	$ 23,826
Provision for loan losses		750	570	3,425	2,720
	Net interest income after provision for loan losses	6,839	8,025	20,146	21,106
Noninterest income		3,376	2,597	7,810	6,655
Noninterest expense		6,826	7,049	20,782	20,616
Income before taxes		3,389	3,573	7,174	7,145
Income taxes		1,003	839	1,909	1,745
Net income		$ 2,386	$ 2,734	$ 5,265	$ 5,400

Share and Per Share Data
Average common shares outstanding (in thousands)		10,716	10,513	10,707	10,507
Period-end common shares outstanding (in thousands)		10,719	10,530	10,719	10,530
Average diluted common shares outstanding (in thousands)		10,716	10,513	10,707	10,507

Basic and diluted net income per share		$ 0.22	$ 0.26	$ 0.49	$ 0.51

Cash dividends declared		$ 0.060	$ 0.060	$ 0.180	$ 0.215

Book value per common share		$ 7.29	$ 6.82	$ 7.29	$ 6.82

Period-end Balances
Total assets		$ 906,905	$ 914,572	$ 906,905	$ 914,572
Earning assets		866,339	880,971	866,339	880,971
Loans, gross ⁴		540,439	597,248	540,439	597,248
Allowance for loan losses		10,056	9,162	10,056	9,162
Deposits		752,973	759,031	752,973	759,031
Shareholders' equity		78,184	71,842	78,184	71,842

Average Balances
Total assets		$ 909,112	$ 939,298	$ 924,095	$ 938,359
Earning assets		869,127	905,023	881,915	903,126
Loans, gross ⁴		552,301	601,745	567,574	599,303
Allowance for loan losses		10,180	8,929	9,313	8,383
Deposits		754,806	786,407	771,432	786,406
Shareholders' equity		77,763	69,575	75,587	68,526

Key Ratios
Earnings:
Return on average assets		1.04%	1.15%	0.76%	0.77%
Return on average equity		12.17%	15.59%	9.31%	10.54%
Net interest margin (tax-equivalent)		3.56%	3.92%	3.69%	3.69%
Efficiency ratio ¹		73.95%	67.55%	72.63%	70.90%

Asset Quality
Net loan charge-offs to average loans, annualized		0.53%	0.16%	0.47%	0.25%
Allowance for loan losses to period-end loans		1.86%	1.53%	1.86%	1.53%
Allowance for loan losses to nonperforming loans ²		42%	76%	42%	76%
Non-performing loans to period-end loans ²		4.39%	2.03%	4.39%	2.03%
Non-performing assets to period-end assets ²		2.81%	1.38%	2.81%	1.38%

Common Stock Data
The Company's common stock ($0.01 par value per share) trades on the NYSE Amex under the symbol GIW.	2010	High Trade	Low Trade	Dividend
	3rd Quarter	$ 6.40	$ 5.56	$ 0.060
	2nd Quarter	$ 7.00	$ 5.60	$ 0.060
	1st Quarter	$ 8.02	$ 6.21	$ 0.060

	2009	High Trade	Low Trade	Dividend
	4th Quarter	$ 8.65	$ 5.52	$ 0.060
	3rd Quarter	$ 12.00	$ 7.76	$ 0.060
	2nd Quarter	$ 14.15	$ 6.78	$ 0.060
	1st Quarter	$ 8.40	$ 6.71	$ 0.095

¹
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

²	Nonperforming loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.

³	Certain figures have been reclassified to conform with current period presentation.

⁴	Period-end and average loan balances include nonaccrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.